Middlesex Water Awarded Highland Park

Operating Contract

Iselin, NJ (May 28, 2020) – Middlesex Water Company (NASDAQ:MSEX ) today announced that its subsidiary, Utility Service Affiliates, Inc. (USA), has been awarded a ten-year contract to operate and maintain the Borough of Highland Park, New Jersey’s water and wastewater systems commencing July 1, 2020.

Under this agreement, USA will maintain the Borough’s 38 miles of water main and 239 fire hydrants, serving approximately 3,350 properties in addition to 32 miles of sewer main and over 650 sanitary manholes. The Borough receives all of its water supply from Middlesex Water Company and its wastewater is transported to the Middlesex County Utilities Authority for treatment. The total contract value, as awarded, is $8.3 million over a 10-year period.

“We appreciate the Borough’s confidence in our team of operations professionals who will work to ensure reliability of the water treatment and distribution system as well as the sewer collection system,” said Dennis W. Doll, President of Middlesex Water Company. “As a water provider in this region for over 123 years, we’re happy to be able to serve as a trusted resource to our local municipalities, help them address their water and wastewater challenges effectively and provide valued technical support as a partner with the Borough,” added Doll.

Middlesex Water Company is an investor-owned water utility engaged in the business of collecting, treating and distributing water for domestic, commercial, industrial and fire protection purposes. The Company is skilled in all facets of water supply and distribution, including water and wastewater treatment, and provides water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.

Headquartered in Iselin, New Jersey, Middlesex Water supplies water on a retail basis to residents and businesses in Carteret, Edison, Metuchen, South Plainfield, South Amboy, Woodbridge and portions of Clark, New Jersey. Middlesex Water Company provides water under wholesale contracts to the City of Rahway, the Townships of Edison and Marlboro, the Township of East Brunswick, the Borough of Highland Park and the Old Bridge Municipal Utilities Authority in New Jersey.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

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Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

bsohler@middlesexwater.com